Exhibit 5.1

July 31, 2008

Board of Directors
First Clover Leaf Financial Corp.
6814 Goshen Road
Edwardsville, IL 62025

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to First Clover Leaf Financial Corp., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 1,072,487 shares of Company common stock (the “Shares”), $.10 par value per share, pursuant to Company’s Form S-4 Registration Statement No. 333-151717, as amended by Pre-effective Amendment No. 1 (the “Registration Statement”), in connection with the merger of Partners Financial Holdings, Inc. pursuant to the terms of the Agreement and Plan of Merger, dated April 30, 2008, as amended,  July 29, 2008 (as amended, the “Merger Agreement”).

In such capacity, we have reviewed and relied only on:

(A)
copies of (i) the Articles of Incorporation of the Company (the “Articles”); (ii) the Company’s Bylaws (the “Bylaws”); (iii) resolutions adopted by the Board of Directors of the Company on July 22, 2008; (the foregoing documents in this subsection (A) are collectively referred to herein as the “Corporate Records”);

(B)	the Merger Agreement;

(C)	certificates of the Secretary of the Company;

(D)	good standing certificate issued by the state of Maryland for the Company; and

(E)	the specific sections of Maryland General Corporation Law listed below, as now in effect.

We call your attention to the fact that, to the extent specifically qualified and limited below in Paragraphs (a) through (c) and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion and, with your permission, we have assumed and relied upon the accuracy of all factual information set forth in and made by the Company in the items listed in (A) through (D) above, together with certain representations and statements made to us by public officials as to factual matters material to the opinions expressed herein.

The opinions and statements expressed herein are subject to the following assumptions, comments, conditions, exceptions, qualifications and limitations:

(a)  Although we are not licensed in the State of Maryland, we have relied on Maryland General Corporation Law Sections, specifically with reference to the following sections: Md. Code Ann., Corps & Ass’ns §2-201(a)(1); Md. Code Ann., Corps & Ass’ns §2-206(a); Md. Code Ann., Corps & Ass’ns §2-206(c); Md. Code Ann., Corps & Ass’ns §3-103; Md. Code Ann., Corps & Ass’ns §3-105, and the items listed in (A) through (D) above (collectively, the “Due Diligence Information”), and our opinions and statements expressed herein are restricted to matters set forth in the Due Diligence Information.

July 31, 2008

 (b)  In reviewing the Corporate Records and Due Diligence Information, we have assumed the genuineness of all signatures and initials thereon, the genuineness of all notaries contained thereon, and the conformance of all copies with the original thereof and originals to all copies thereof.  We have further assumed that all certificates, documents, and instruments dated prior to the date hereof remain accurate and correct on the date hereof.  We have made no review of agreements, documents, or transactions described or referred to in the Corporate Records, and we express no opinion as to the effect of such terms, conditions, or provisions of such agreements, documents, and transactions upon the Merger Agreement or the matters discussed herein.  We have further assumed that all Due Diligence Information is accurate, complete, and authentic (including proper indexing and filing).

(c)  None of the opinions below include any implied opinion unless such implied opinion is essential to the legal conclusion reached by the express opinions set forth below.

Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued and delivered upon payment therefor in the manner and on the terms described in or incorporated by reference into the Registration Statement (after the same is effective), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the Proxy Statement/ Prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Polsinelli Shalton Flanigan Suelthaus PC

POLSINELLI SHALTON FLANIGAN SUELTHAUS PC